UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 10, 2017
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 N. Radnor Chester Road, Radnor, PA 19087
(Address of principal executive offices)  (Zip Code)

(484) 583-1400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   [ ]

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective as of November 10, 2017, Lynn M. Utter was elected to the Board of Directors of Lincoln National Corporation ("LNC") for a term to end at the 2018 Annual Meeting of Shareholders, to fill an existing vacancy.  Ms. Utter is expected to be appointed to any Committees at a future board meeting.

Ms. Utter has served as the chief executive officer and a director of First Source, LLC, a packager and distributor of national branded, unbranded and private label confectionery products, nuts, snacks, specialty foods and natural products sold to retailers throughout the United States, since April 2016. She previously served as the President and Chief Operating Officer of Knoll Office, a designer and manufacturer of office furniture products, from February 2012 to April 2015. She served as President and Chief Operating Officer of Knoll North America from 2008 to February 2012.  She also serves on the board of WESCO International, Inc., which she joined in 2006.

As a director, Ms. Utter will receive compensation as a non-employee director in accordance with our non-employee director compensation practices described in our Annual Proxy Statement filed with the Securities and Exchange Commission ("SEC") on April 15, 2017.  This compensation generally consists of an annual retainer in the amount of $261,000, of which $161,000 is paid in deferred stock units tied to our common stock.  The annual retainer for Ms. Utter for the remainder of 2017 shall be pro-rated accordingly.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits.

The following exhibit is being furnished with this Form 8-K.

Exhibit Number	Description
99.1	Press release dated November 13, 2017, announcing the election of a new director.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By	/s/ Andrea D. Goodrich
Name:	Andrea D. Goodrich
Title:	Senior Vice President and
Secretary

Date:  November 13, 2017

EXHIBIT 99.1

LINCOLN FINANCIAL GROUP ELECTS LYNN M. UTTER TO SERVE
ON BOARD OF DIRECTORS

Radnor, Pa., November 13, 2017 – Lincoln Financial Group (NYSE:LNC) today announced that Lynn M. Utter has been elected to serve on the company's Board of Directors.

Utter is the chief executive officer and a director of First Source, LLC, a packager and distributor of confectionery products, nuts, snacks and specialty foods sold to retailers throughout the United States. Before joining First Source, she was president and chief operating officer of Knoll, Inc.

"Lynn is a proven business executive who brings a wealth of successful experience across a wide range of industries to Lincoln's board," said William H. Cunningham, chairman of the board for Lincoln Financial Group. "I am very pleased she is joining us – she will be a valuable addition to our team."

"Lynn will complement our already strong board and Lincoln will benefit from her insights and counsel. I look forward to working with her, the rest of the board and our entire leadership team as we continue to grow long-term value for our shareholders," said Dennis R. Glass, president and CEO of Lincoln Financial Group.

Utter is a board member of WESCO International, a Fortune 500 industrial distribution company, and is a director for private equity-backed Merchants Metals. She holds a bachelor's degree in business administration from The Business Honors Program at The University of Texas and earned an MBA from Stanford University.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $246 billion in assets under management as of September 30, 2017. Lincoln is a committed corporate citizen and was named one of the Forbes Best Employers for 2017, is a member of the Dow Jones Sustainability Index North America, and received a perfect score of 100 percent on the 2017 Corporate Equality Index. Learn more at: www.LincolnFinancial.com. Follow us on Facebook, Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Contacts:       Scott Sloat                                  Chris Giovanni
484 583-1625       484 583-1799
Media Relations          Investor Relations
scott.sloat@lfg.com   investorrelations@lfg.com